Exhibit VIII

FIRST AMENDMENT TO
THE LIMITED LIABILITY COMPANY AGREEMENT
OF T & M RESIDUAL.  LLC

This FIRST AMENDMENT (this “First Amendment”) to the Limited Liability Company Agreement of T & M Residual LLC, dated as of February 11, 2019 (the “LLC Agreement”), is entered into as of June 2, 2020 by and between T & M Residual LLC, an Arizona limited liability company (the “Company”).  Trevor Milton (“Milton”), and Mark Russell (“Russell”).  All capitalized terms used but not defined herein shall have the meanings given to such terms in the LLC Agreement.

WHEREAS, the Company, Milton and Russell, desire to amend the LLC Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Milton and Russell, constituting all of the Unitholders of the Company, and the Company, amend the LLC Agreement as follows:

1.                                            Amendments to Section 1.1.  Section 1.1 of the LLC Agreement is amended as follows:

(a)                                 The “Class A-1 and Class A-2 Unretumed Capital,” “Class A-2 Return,” “Class B Catch-Up,” and “Class B Unit” definitions in Section 1.1 of the LLC Agreement are deleted and removed in their entirety.

(b)                                 The reference to “Milton” in the “Manager” definition in Section 1.1 of the LLC Agreement is removed and deleted in its entirety and replaced with “Russell.”

(c)                                  A new “Percentage Interest” definition is added to Section 1.1 of the LLC Agreement as follows:

“Percentage Interest” means, with respect to each Unitholder, a fraction, expressed as a percentage, the numerator of which is the number of Units owned by the Unitholder, and the denominator of which is the total number of outstanding Units.

(d)                                 The references to “Class B Units” in the “Unit” definition in Section 1.1 of the LLC Agreement are deleted and removed in their entirety, mutatis mutandis.

2.                                            Amendments to Sections 3.1(bl and 3.1(cl.  The references to “Class B Units” in Sections 3.1(b) and 3.1(c) of the LLC Agreement are deleted and removed in their entirety, mutatis mutandis.

3.                                            Removal Section 3.11.  Section 3.11 of the LLC Agreement is deleted and removed in its entirety.

4.                                            Amendments to Section 4.1.  Section 4.1 of the LLC Agreement is amended and restated in its entirety as follows:

Section 4.1 Distribution Priorities.  Except as otherwise set forth in this Article IV, and subject to the provisions of Section 29-706 of the Arizona Act, the Company shall make Distributions at any time or from time to time to the extent that cash is available to make Distributions.  All Distributions, other than Tax Distributions (which are addressed separately in Section 4.2), shall be made to the Unitholders pro rata in accordance with their Percentage Interests.  For the avoidance of doubt, each Unitholder acknowledges and agrees that this Section 4.1 may not be amended or modified by the Manager without the consent or approval of all Unitholders.

5.                                            Amendments to Section 5.1.  Section 5.1 of the LLC Agreement is amended as follows:

(a)                                 Section 5.1(a)(i) of the LLC Agreement is amended and restated in its entirety as follows:

(i) The business and affairs of the Company shall be managed by the Manager, except as otherwise provided by this Agreement (including Section 5.1(a)(vi) and Section 5.1(b)).  The Manager shall be the “manager” of the Company for the purposes of the Act.  No person shall replace Russell as the Manager until such time as Russell’s death or Total and Permanent Disability.  Any subsequent the Manager shall be selected by a unanimous vote of the Unitholders.

(b)                                 Section 5.1(b) of the LLC Agreement is amended and restated in its entirety as follows;

(b) Authority of Russell.  Russell shall have the sole authority, without the need for prior Manager approval and without any prior written notice, to sell the Nikola Securities, in whole or in part, on behalf of the Company (a “Nikola Security Sale,”  and such authority, the “Russell Sale Authority”).  At any time when the Russell Sale Authority is in effect, Russell shall have the sole and absolute discretion to determine (A) the timing of sale, (B) the number of securities to be sold, (C) the manner of sale (whether on a securities exchange or in a private transaction or otherwise), (D) the sales price (and other terms, if applicable), and (E) the selection of any underwriters, brokers, bankers or other intermediaries to be involved in such sale and the compensation to be paid to any such Persons.  Russell shall have the authority to execute and deliver on behalf of the Company any agreements and other documentation necessary or advisable to complete any such sale.  Notwithstanding anything to the contrary in this Section 5.1, from and after the date of the First Amendment until the day after the third anniversary of the First Amendment or the earlier death or Total and Permanent Disability of Milton, the Company grants to Milton, other than in connection with a Nikola Security Sale, a proxy to vote the Nikola Securities on behalf of the Company.

6.                                            Removal of Section 7.13.  Section 7.13 of the LLC Agreement is deleted and removed in its entirety.

7.                                            Removal of the Exhibits.  Each of Exhibit A and Exhibit B to the LLC Agreement is deleted and removed in its entirety.

8.                                            Representations and Warranties.  Each of the parties hereto hereby represents and warrants as of the date of this First Amendment that the execution, delivery and performance of this First Amendment by such party and the consummation of the transactions contemplated hereby will not (i) violate any law applicable to such party or (ii) result in the breach of, or constitute a default under, any contract to which such party is bound in any manner that is material to the transactions contemplated hereby.  Each of the parties hereto further represents that this First Amendment is made pursuant to and in accordance with Section 12.1 of the LLC Agreement, and that this First Amendment constitutes a written amendment to the LLC Agreement approved in writing by the unanimous vote of the Unitholders.

9.                                            Cooperation.  Each of the parties hereto, without further consideration, shall execute and deliver other documents and take such other action as may be necessary to fully consummate the transactions contemplated hereby.

10.                                     Successors and Assigns.  This First Amendment shall be binding upon and inure to the benefit of the respective successors, assigns and representatives of the parties hereto.

11.                                     Modification and Amendment; Counterparts.  This First Amendment may be modified or amended only by written agreement executed by all of the parties hereto.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all when taken together shall constitute this First Amendment, and may be delivered by email or facsimile.

12.                                     Governing Law.  This First Amendment shall in all respects be interpreted, enforced and governed by and under the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

T & M RESIDUAL LLC

By:	/s/ Trevor Milton
Name: Trevor Milton
Its: Manager

TREVOR MILTON

By:	/s/ Trevor Milton
Name: Trevor Milton

MARK RUSSELL

By:	/s/ Mark Russell
Name: Mark Russell